SUB-ITEM 77E:  LEGAL PROCEEDINGS

Since October 2003, Federated and related entitie s (collectively, "Federated"), and various Federa ted funds ("Funds"), have been named as defendants in several class action lawsuits no w pending in the United States District Court for the District of Maryland. The lawsuits
were purportedly filed on behalf of people who pu rchased, owned and/or redeemed shares of Federated
-sponsored mutual funds during
specified periods beginning November 1, 1998. The suits are generally similar in alleging that Feder ated engaged in illegal and improper trading practices including market timing and late trading in concert with certain instituti onal traders, which allegedly caused financial injury to the mutual fund shareholders. T hese lawsuits began to be filed shortly after Fed erated's first public announcement that it had received requests for information on s hareholder trading activities in the Funds from t he SEC, the Office of the New York
State Attorney General ("NYAG"), and other author ities. In that regard, on November 28, 2005, Feder ated announced that it had reached final settlements with the SEC and the NY
AG with respect to those matters. Specifically, th e SEC and NYAG settled proceedings against three Federated subsidiaries i nvolving undisclosed market timing arrangements and late trading. The SEC made
findings: that Federated Investment Management Comp any ("FIMC"), an SEC-registered investment adviser to various Funds, and
Federated Securities Corp., an SEC-registered broke r-dealer and distributor for the Funds, violated pr ovisions of the Investment Advisers
Act and Investment Company Act by approving, but no t disclosing, three market timing arrangements, or the associated conflict of interest between FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds' board; and that Federated Shareholder Services Company, formerly an
 SEC-registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provision s of the Investment Company Act. The NYAG found that such conduct violated
provisions of New York State law. Federated entered into the settlements without admitting or denying the regulators' findings. As
Federated previously reported in 2004, it has already
 paid approximately $8.0 million to certain funds as determined by an independent consultant. As part of these settlements, Federated a greed to pay disgorgement and a civil money penalty i n the aggregate amount of an additional $72 million and, among other things, ag reed that it would not serve as investment adviser to any registered investment
company unless (i) at least 75% of the fund's directo rs are independent of Federated, (ii) the chairman of each such fund is
independent of Federated, (iii) no action may be take n by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, res pectively, and (iv) the fund appoints a "senior office r" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduci ary duties and for managing the process by which management fees charged t
o a fund are approved. The settlements are described i n Federated's announcement which, along with previous press releases and related communications on those matters, is availa ble in the "About Us" section of Federated's website at FederatedInvestors.c om.
Federated entities have also been named as defendants i n several additional lawsuits that are now pending in t he United States
District Court for the Western District of Pennsylvania
, alleging, among other things, excessive advisory and R ule 12b-1 fees.
The Board of the Funds retained the law firm of Dickstei n Shapiro LLP to represent the Funds in each of the laws uits described in the preceding two paragraphs. Federated and the Funds, a nd their respective counsel, have been defending this lit igation, and none of the Funds remains a defendant in any of the lawsuits (th ough some could potentially receive any recoveries as nom inal defendants).
Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsui ts, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the
 Funds, there can be no assurance that these suits, ongoi ng adverse publicity and/or other developments resulting from the regulatory i nvestigations will not result in increased Fund redempti ons, reduced sales of
Fund shares, or other adverse consequences for the Funds.